UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Morgans Hotel Group Co.

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On June 5, 2013, Morgans Hotel Group Co. (the “Company”) issued a press release announcing that Institutional Shareholder Services Inc. recommended that shareholders do not vote for the full slate of OTK Associates, LLC’s nominees to the Company’s Board of Directors. A copy of the press release is set forth below.

ISS REJECTS OTK’S ATTEMPT TO TAKE CONTROL OF MORGANS’ BOARD

ISS Supports Majority of Morgans’ Directors Retaining Control

Morgans Supports ISS’s Conclusion that Giving Full Control to OTK Would Be

Detrimental to Shareholder Value

OTK’s Slate of Nominees is a Highly Conflicted Group of Family, Family Employees and Family Friends

Morgans Urges Shareholders to Protect Their Investment by Voting the WHITE Proxy Card

NEW YORK, June 5, 2013 — Morgans Hotel Group Co. (NASDAQ: MHGC) (“Morgans” or the “Company”) today announced that Institutional Shareholder Services Inc. (“ISS”) recommended that shareholders do not vote for the full slate of OTK Associates LLC’s (“OTK”) nominees to Morgans’ Board of Directors. Morgans previously announced that it would nominate six candidates for its seven-person Board, thereby ensuring that OTK would be represented on the Board by at least one director, representation proportional to OTK’s share ownership.

In its report, ISS stated, among other things, “…we do not believe the OTK has presented a case for sweeping majority change, particularly as it relates to supplying a detailed transition plan that describes how the new board would mitigate the potential unintended consequences associated with a majority change in the board including the specific identification of a new management team….”

ISS also stated that “…the board’s recent announcement today, June 4, 2013, of its intention to explore strategic alternatives including a sale of the company, appears to be a step in the right direction and may ultimately be the best pathway for restoring shareholder value….”

Michael Gross, CEO of Morgans Hotel Group, said: “We are pleased that ISS rejected OTK’s attempt to take control of the Morgans Board. ISS correctly identified significant deficiencies in OTK’s full slate of nominees that make them unfit to act as an effective Board and incapable of representing the interests of all shareholders. Three of OTK’S director nominees are children of the Taubman and Olshan families, a fourth nominee is a long-standing employee and a fifth received investment funds from the family. OTK has failed to offer a credible plan to create value for shareholders and address Morgans’ significant balance sheet and capital structure challenges.”

“We believe that ISS reached the right conclusion by not supporting the Olshan children, the Olshan family employee and the hedge fund short-seller and day-trader. However, Morgans strongly believes that ISS reached the wrong conclusion by backing the other three of OTK’s seven director nominees. Morgans’ slate has the expertise and experience to continue to pursue a strategy of driving value creation for all shareholders, including by way of considering strategic alternatives. Recent financial results and the growth in Morgans’ pipeline of new hotel management agreements underscore that Morgans’ strategy is gaining traction and changing leadership now could put this progress and a true exploration of strategic alternatives at risk,” continued Mr. Gross. “The fact is that Morgans’ slate of director nominees is best positioned to pursue strategic alternatives and to maximize value for all shareholders.”

Mr. Gross added, “We believe the choice for shareholders is clear – voting the WHITE proxy card provides a process to explore a full range of alternatives with the current Board, while voting the gold proxy card provides a high probability of resulting in a stalemate and uncertainty given OTK’s clear personal animosity towards Yucaipa. We believe that an OTK-controlled Board would be extremely detrimental to our shareholders. Vote the WHITE card today.”

The Morgans Board reminds its shareholders that their vote is important, no matter how many shares they own. Whether or not they attend the Annual Meeting, Morgans shareholders are encouraged to submit a WHITE proxy by internet or telephone or by signing and dating the WHITE proxy card itself and returning it as soon as possible. The Board urges shareholders to simply discard any gold proxy card they may receive from OTK.

Shareholders should be aware that a vote cast on OTK’s gold proxy card does not vote for any of Morgans’ nominees, even if shareholders only vote for three of OTK’s nominees and withhold from the remaining OTK nominees. If shareholders want to ensure that their vote does not inadvertently turn full control of the Board over to OTK, they should cast their vote for all available nominees on Morgans’ WHITE proxy card. For assistance in casting your vote for Morgans’ director nominees, please call Richard H. Grubaugh of D.F. King & Co., Inc. at (212) 493-6950.

There is no assurance that the process of exploring strategic alternatives, if our Board’s director nominees are elected, will result in Morgans changing its business plan, pursuing a particular strategic alternative or transaction or completing any such strategic alternative or transaction.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, among other things, the operating performance of our investments and financing needs and the intention of our Board nominees to explore strategic alternatives if elected, and any potential strategic transaction that may result from any such process. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. These forward-looking statements reflect our current views about future events, including the proposed deleveraging transaction, the proposed rights offering and related proposed transactions, and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause actual events or our actual results to differ materially from those expressed in any forward-looking statement. Important risks and factors that could cause actual events or our actual results to differ materially from those expressed in any forward-looking statements include, but are not limited to whether any potential counterparty would be willing to enter into a sales transaction on acceptable terms or at all, as well as economic, business, competitive market and regulatory conditions such as: a sustained downturn in economic and market conditions, both in the U.S. and internationally, particularly as it impacts demand for travel, hotels, dining and entertainment; our levels of debt, our ability to refinance our current outstanding debt, repay outstanding debt or make payments on guaranties as they may become due, our ability to access the capital markets and the ability of our joint ventures to do the foregoing; our history of losses; our ability to compete in the “boutique” or “lifestyle” hotel segments of the hospitality industry and changes in the competitive environment in our industry and the markets where we invest; our ability to protect the value of our name, image and brands and our intellectual property; risks related to natural disasters, terrorist attacks, the threat of terrorist attacks and similar disasters; and other risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which was filed with the Securities and Exchange Commission (the “SEC”) on March 6, 2013, as amended by the Form 10-K/A filed on April 30, 2013, and other documents filed by the Company with the SEC from time to time. In particular, on May 14, 2013, the Delaware Court of Chancery entered an order, among other things, prohibiting the Company from taking any steps to consummate the previously announced proposed deleveraging transaction until the earlier of a trial on the merits of the pending action or a decision by our Board with respect to the proposed deleveraging transaction made at a properly noticed meeting after due deliberation and after receiving a favorable recommendation from the special transaction committee. Given the Delaware Court’s ruling, there is substantial uncertainty as to the status of the agreements related to the proposed deleveraging transaction. We cannot provide any assurance as to whether, or when and on what terms, the proposed deleveraging transaction will be considered or consummated and what impact, if any, that proposed transaction would have on any process to explore strategic alternatives. See the Company’s definitive 2013 proxy statement, filed with the SEC on May 23, 2013, for more detail. All forward-looking statements in this press release are made as of the date hereof, based upon information known as of the date hereof, and the Company assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

IMPORTANT ADDITIONAL INFORMATION

On May 23, 2013, the Company filed a definitive proxy statement and WHITE proxy card with the SEC in connection with the solicitation of proxies for its 2013 Annual Meeting of Shareholders. Shareholders are strongly advised to read the Company’s 2013 proxy statement because it contains important information. Shareholders may obtain a free copy of the 2013 proxy statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at www.morganshotelgroup.com.

ABOUT MORGANS HOTEL GROUP

Morgans Hotel Group Co. (NASDAQ: MHGC) is widely credited as the creator of the first “boutique” hotel and a continuing leader of the hotel industry’s boutique sector. Morgans Hotel Group operates Delano in South Beach and Marrakech, Mondrian in Los Angeles, South Beach and New York, Hudson in New York, Morgans and Royalton in New York, Shore Club in South Beach, Clift in San Francisco, Ames in Boston and Sanderson and St Martins Lane in London. Morgans Hotel Group has ownership interests or owns several of these hotels. Morgans Hotel Group has other property transactions in various stages of completion, including Delano properties in Las Vegas, Nevada; Cesme, Turkey and Moscow, Russia; Mondrian properties in London, England; Istanbul, Turkey; Doha, Qatar and Baha Mar in Nassau, The Bahamas; and a Hudson in London, England. Morgans Hotel Group also owns a 90% controlling interest in The Light Group, a leading lifestyle food and beverage company. For more information please visit www.morganshotelgroup.com.

CONTACTS

Investors:

Richard Szymanski, Morgans Hotel Group Co., (212) 277-4188

Richard H. Grubaugh, D.F. King & Co., Inc., (212) 493-6950, rgrubaugh@dfking.com

Media:

Lex Suvanto or Neil Maitland, Abernathy MacGregor, (212) 371-5999, lex@abmac.com or nam@abmac.com